EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number	Series Name	Is this the
last filing for this series? (Y or N)

116     	Oak Ridge Global Resources
& Infrastructure Fund	N

Please refer to the Oak Ridge Global
Resources & Infrastructure Fund semi-
annual report to shareholders dated
September 30, 2017, to be filed on Form N-
CSRS for additional information concerning the Fund.